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                                                                     EXHIBIT 4.1

                                Amendment to the

                             Surge Components, Inc.

                             1995 STOCK OPTION PLAN



         Pursuant to Section 10 of the Surge Components, Inc. ("Surge") 1995 employee Stock Option Plan (the "Option Plan"), the Option Plan is hereby amended to reflect an increase in the number of shares of common stock included therein from 350,000 to 850,000 shares.
         The Board of Directors and a majority of Surge stockholders approved the amendment of the Option Plan at meetings held on March 4, 1998 and July 6, 1998, respectively.





/s/ Steven J. Lubman
----------------------------
Steven J. Lubman, Secretary